Exhibit 99.1

AdvancePierre Foods Reports Third Quarter 2016 Financial Results

Third Quarter Net Income of $22 million; Adjusted Net Income of $35 million; Adjusted EBITDA of $79 million

Raises full year expectation for Adjusted EBITDA to a range of $290 to $295 million; expects $0.14 per share quarterly dividend; reduces net leverage

Cincinnati, OH — November 9, 2016 — AdvancePierre Foods Holdings, Inc. (NYSE:APFH) (“AdvancePierre” or the “Company”), a leading national producer and distributor of sandwiches, sandwich components and other entrées and snacks, today reported financial results for the third quarter and nine months ended October 1, 2016.

Third Quarter Highlights

•                  Third quarter GAAP net income of $22.4 million, or $0.29 per diluted share, and Adjusted Net Income1 of $34.8 million, or $0.46 per diluted share, adversely impacted by $9.3 million, or $0.12 per diluted share, of one-time IPO-related non-cash equity compensation expenses

•                  Third quarter net sales of $393.7 million and volume growth in AdvancePierre’s core segments of 0.7%

•                  Third quarter Adjusted EBITDA1 of $79.0 million

•                  Reduction of net leverage to 3.4 times trailing twelve month Adjusted EBITDA

Full Year 2016 Outlook

•                  Net sales in the range of $1.545 billion to $1.575 billion, including core segment volume growth of 2.0-2.5%

•                  Adjusted EBITDA in the range of $290 million to $295 million

•                  Adjusted Diluted Net Income per Share in the range of $1.65 to $1.75

•                  Expect to pay quarterly dividend of $0.14 per share in the fourth quarter, subject to declaration by the board of directors

“We are pleased to report another quarter of strong financial performance, driven by  continuing  execution of APF Way productivity initiatives, including our dynamic pricing model, and improvement in the mix of our business” said AdvancePierre President and Chief Executive Officer John Simons.  “As demonstrated in these results as well as our recently announced strategic acquisition of Allied Specialty Foods, we are delivering on our commitments to invest in our core business to continue improving our portfolio mix, and adding accretive acquisitions to accelerate our future growth.”

1 See “About Non-GAAP Financial Measures”

Consolidated Financial Results for the Third Quarter

Net sales for the third quarter of 2016 were $393.7 million compared to $407.2 million for the third quarter of 2015.  The decline was primarily attributable to the Company’s elimination of lower margin business in its Industrial segment, which reduced net sales by $14.0 million, and to strategic price and trade spending investments to reflect lower raw material costs, which reduced net sales by $8.8 million.  Excluding the impact of Industrial segment volume, volume and mix in the Company’s three core segments, including sales volume growth of 0.7%, increased net sales by $9.3 million.

Gross profit for the third quarter of 2016 increased by $17.7 million to $105.4 million, or 26.8% of net sales compared to $87.7 million, or 21.5% of net sales, for the third quarter of 2015, reflecting an increase of 530 basis points of margin.  Gross profit increased primarily due to positive price realization net of raw material cost movements, productivity improvements, and contributions from volume, partially offset by other increases in cost of goods sold.

Selling, general and administrative expenses for the third quarter of 2016 were $56.1 million, or 14.2% of net sales, compared to $46.0 million, or 11.3% of net sales for the third quarter of 2015.  The increase was primarily due to an $11.8 million increase in non-cash stock compensation including one-time charges associated with revaluation of all unvested awards based on our post-IPO valuation and accelerated vesting of certain special incentive awards.  These one-time charges adversely impacted Adjusted Net Income and Adjusted Diluted Net Income per Share and our comparison to prior year results by $9.3 million, or $0.12 per share.

Interest expense for the third quarter of 2016 was $18.7 million, a decrease of $7.2 million compared to $25.9 million for the third quarter of 2015.  This decrease resulted from $11.0 million of interest savings from lower rates resulting from the refinancing of the Company’s credit facilities in June 2016 and lower average borrowings, offset by $3.8 million of write-offs associated with voluntary prepayment of the term loan and other refinancing charges.

Income tax benefit was $1.8 million for the third quarter of 2016, as compared to an income tax provision of $3.0 million for the third quarter of 2015.  Based on an assessment of the realizability of the Company’s deferred tax assets during the second quarter, management determined that a full valuation allowance should no longer be recorded against the deferred tax assets.  As a result, the Company reversed $1.7 million of the existing valuation allowance during the third quarter of 2016 representing a decrease to income tax expense during the period.

AdvancePierre’s reported GAAP net income was $22.4 million, or $0.29 per diluted share, for the third quarter of 2016, compared to reported net income of $12.6 million, or $0.19 per diluted share, for the third quarter of 2015.  Adjusted Net Income for the third quarter of 2016 was $34.8 million, or $0.46 per diluted share.  Adjusted Net Income for the third quarter of 2015 was $22.2 million, or $0.33 per adjusted diluted share.

For the third quarter of 2016, Adjusted EBITDA increased 15.4% to $79.0 million from $68.4 million for the third quarter of 2015.

Segment Financial Results for the Third Quarter

Foodservice

Net sales for the Foodservice segment decreased 4.7% to $222.6 million in the third quarter of 2016, compared to $233.5 million for the third quarter of 2015, reflecting the effects of lower volume (2.2%), unfavorable mix (0.9%) and a reduction in net pricing (1.6%).  The volume decline was attributable primarily to fruit cup sales in our schools sub-channel and slower restaurant traffic affecting our national chains and street customers, partially offset by growth in school sandwich and protein categories.

Operating income for the Foodservice segment increased 18.0% to $45.0 million in the third quarter of 2016, compared to $38.1 million for the third quarter of 2015, reflecting productivity savings and net price realization of raw material deflation, partially offset by the impact of lower volume and mix effects.

Retail

Net sales for the Retail segment increased 8.0% to $94.6 million in the third quarter of 2016, compared to $87.6 million for the third quarter of 2015, reflecting higher volume (1.6%) and favorable mix (8.0%) partially offset by a reduction in net pricing (1.6%).   The increase in volume was primarily from growth in high value-added stuffed entrées that was partially offset by reduced promotional sales and rationalization of certain private label lower margin fully cooked breaded poultry SKUs.

Operating income for the Retail segment increased 236.7% to $10.3 million in the third quarter of 2016, compared to $3.1 million for the third quarter of 2015, reflecting favorable volume/mix, productivity savings and net price realization of raw material deflation.

Convenience

Net sales for the Convenience segment increased 11.7% to $56.5 million in the third quarter of 2016, compared to $50.6 million for the third quarter of 2015, reflecting higher volume (12.6%) and favorable mix (3.3%) partially offset by a reduction in net pricing (4.2%).   Volume growth was driven by new product introductions and increased distribution to convenience stores.

Operating income for the Convenience segment increased 41.6% to $9.5 million in the third quarter of 2016, compared to $6.7 million for the third quarter of 2015, reflecting favorable volume/mix, productivity savings and net price realization of raw material deflation.

Industrial

Net sales for the Industrial segment decreased 43.5% to $20.0 million in the third quarter of 2016, compared to $35.4 million for the third quarter of 2015, reflecting lower volume (40.3%) and a reduction in net pricing (3.9%), partially offset by favorable mix (0.8%).   The volume decline was primarily due to the exit of an unprofitable line of business late in the third quarter of 2015.

Operating income for the Industrial segment increased to $1.0 million in the third quarter of 2016 from a loss of $0.2 million for the third quarter of 2015, reflecting exit of unprofitable business and productivity savings.

Unallocated Corporate Expenses

Unallocated Corporate Expenses increased to $26.5 million in the third quarter of 2016 from $6.1 million for the third quarter of 2015 as a result of $10.1 million of non-capitalizable transaction expenses and an $11.8 million increase in non-cash equity compensation expenses.

Outlook

For full year 2016, AdvancePierre expects net sales in the range of $1.545 billion to $1.575 billion, including volume growth of 2.0-2.5% in AdvancePierre’s three core segments.  The Company expects Adjusted EBITDA in the range of $290 million to $295 million and Adjusted Diluted Net Income per Share in the range of $1.65 to $1.75.

AdvancePierre provides earnings guidance only on a non-GAAP basis and does not provide a reconciliation of forward-looking Adjusted EBITDA and Adjusted Diluted Net Income per Share guidance to the most directly comparable GAAP financial measures because of the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliations, including adjustments that could be made for deferred taxes; merger and acquisition-related expenses; non-cash stock based compensation; and other charges reflected in the Company’s reconciliation of historic non-GAAP financial measures, the amounts of which, based on past experience, could be material.  For additional information regarding AdvancePierre’s non-GAAP financial measures, see “About Non-GAAP Financial Measures” below.

About Non-GAAP Financial Measures

“Adjusted Net Income” (which excludes income tax credits related to reversal of valuation allowances on deferred tax assets, charges related to the refinancing of AdvancePierre’s credit facilities, restructuring expenses, sponsor fees and expenses, merger and acquisition expenses, public filing expenses and other items)  “Adjusted Diluted Net Income per Share,” “EBITDA” (net income before net interest expense, income taxes, depreciation and amortization, and loss on modification and extinguishment of term loans), and “Adjusted EBITDA” (EBITDA as adjusted for restructuring expenses, non-cash stock-based compensation expense, sponsor fees and expenses, merger and acquisition expenses and public filing expenses,  and other items) are “non-GAAP financial measures.”  A non-GAAP financial measure is a numerical measure of financial performance that excludes or includes amounts that are different from the most directly comparable measure calculated and presented in accordance with GAAP in AdvancePierre’s consolidated balance sheets and related consolidated statements of operations, comprehensive income, changes in stockholders’ equity and cash flows.

AdvancePierre presents Adjusted Net Income, Adjusted Diluted Net Income per Share, EBITDA and Adjusted EBITDA as performance measures because it believes these measures facilitate a comparison of its operating performance on a consistent basis from period-to-period and provide for a more complete understanding of factors and trends affecting its business than measures under GAAP can provide alone.  AdvancePierre also believes these non-GAAP financial measures are useful tools because they are frequently used by securities analysts, investors and other interested parties in their evaluation of the operating performance of companies in industries similar to AdvancePierre’s.  However, AdvancePierre’s definition of these non-GAAP financial measures may not be the same as similarly titled measures used by other companies.

AdvancePierre also believes that Adjusted EBITDA is useful to investors in evaluating its operating performance because it provides a means to evaluate the operating performance of its business on an ongoing basis using criteria that management uses for evaluation and planning purposes.  Because Adjusted EBITDA facilitates internal comparisons of AdvancePierre’s historical financial position and operating performance on a more consistent basis, management also uses Adjusted EBITDA in measuring AdvancePierre’s performance relative to that of our competitors, in communications with its board of directors concerning its operating performance and in evaluating acquisition opportunities.  In addition, targets for Adjusted EBITDA are among the measures AdvancePierre uses to evaluate management’s performance for purposes of determining their compensation.

Non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation from, or as an alternative to, or more meaningful than, the most directly comparable measure calculated and presented in accordance with GAAP.  Because of these limitations, investors should rely primarily on the most directly comparable measure calculated and presented in accordance with GAAP and use non-GAAP financial measures only as a supplement.  In evaluating non-GAAP financial measures, investors should be aware that in the future AdvancePierre may incur expenses similar to those for which adjustments are made in calculating Adjusted Net Income, Adjusted Diluted Net Income per Share, EBITDA and Adjusted EBITDA.  These non-GAAP financial measures should not be considered as a measure of discretionary cash available to AdvancePierre to invest in the growth of its business.

Additional information regarding EBITDA and Adjusted EBITDA, and a reconciliation of EBITDA and Adjusted EBITDA to net income is included in the tables below for the third quarter and first nine months of 2016 and 2015, along with the components of EBITDA and Adjusted EBITDA.  Also included below are reconciliations of Adjusted Net Income to net income for the third quarter and first nine months of 2016 and 2015.

Conference Call

A conference call will be webcast on Wednesday, November 9, 2016 at 8:00 AM ET.  Access is available on AdvancePierre’s investor relations website at http://investors.advancepierre.com/events-and-presentations. Alternatively, participants may access the call by dialing 1-844-282-4410 or 1-518-444-5560 (outside the U.S. and Canada) and referencing the conference call name: AdvancePierre Foods Holdings Third Quarter Earnings Call or the conference ID: 9368915. An archive of the webcast and presentation materials will be available on the Company’s investor relations website approximately two hours after the call.

About AdvancePierre

AdvancePierre (NYSE:APFH), headquartered in Cincinnati, Ohio, is a leading national producer and distributor of value-added, convenient, ready-to-eat sandwiches, sandwich components and other entrées and snacks to a wide variety of distribution outlets including foodservice, retail and convenience store providers.  With revenues of $1.6 billion in 2015 and more than 4,000 employees, the Company offers a broad line of products across all day parts including: ready-to-eat sandwiches, such as breakfast sandwiches, peanut butter and jelly sandwiches and hamburgers; sandwich components, such as fully cooked hamburger and chicken patties, and Philly steaks; and other entrées and snacks, such as country-fried steak, stuffed entrées, chicken tenders and cinnamon dough bites.  A fund managed by Oaktree Capital Management, L.P., a Los Angeles-based investment firm, is the majority shareholder of AdvancePierre.

Forward-Looking Statements

This release contains “forward-looking statements.” The words “estimates,” “expects,” “contemplates”, “anticipates,” “projects,” “plans,” “intends,” “believes,” “forecasts,” “may,” “should” and variations of such words or similar expressions are intended to identify forward-looking statements. The forward-looking statements are not historical facts, and are based upon our current expectations, beliefs and projections, and various assumptions, many of which, by their nature, are inherently uncertain and beyond our control.   Actual results may vary materially from what is expressed in or indicated by the forward-looking statements as a result of various factors, some of which are beyond our control, including but not limited to: competition, disruption of our supply chain, the loss of or reduced purchasing by any of our major customers, increases in the prices of raw materials, deterioration of general economic conditions, changes in consumer eating habits, potential product liability claims and inadequacy of insurance and indemnification agreements in covering any successful claims, adverse publicity, exposure to legal proceedings or other claims,  claims regarding our intellectual property rights or termination of our material licenses; failure to comply with government contracts or applicable laws and regulations, failure to comply with governmental and environmental regulations, labor disruptions, failure to retain members of our senior management team, inability to identify, complete and integrate acquired businesses, inability to realize anticipated cost savings or incurrence of additional costs in order to realize such cost savings, breaches of data security, disruptions in our information technology systems, the impact of our high level of indebtedness; and  Oaktree controlling us, and the other risks and uncertainties detailed in our Registration Statement on Form S-1 (Reg. No. 333-210674) filed  with  the Securities and Exchange Commission on  April 11, 2016 and declared effective on July 14, 2016.  There may be other factors that may cause our actual results to differ materially from the forward-looking statements.   We undertake no obligation to publicly update or revise any forward-looking statements to reflect subsequent events or circumstances.

Investors

John Morgan
Vice President, Investor Relations
513-372-9338

johnmorgan@advancepierre.com

Media

Vehr Communications

Laura Phillips, 513-381-8347

lphillips@vehrcommunications.com

AdvancePierre Foods Holdings, Inc.

Condensed Consolidated Statements of Operations (Unaudited)

(In thousands, except per share amounts)

	Third Quarter Ended		Nine Months Ended
	October 1,	October 3,	October 1,	October 3,
	2016	2015	2016	2015

Net sales	$393,654	$407,170	$1,158,836	$1,225,557
Cost of goods sold	264,492	293,038	783,540	891,459
Distribution expenses	23,736	24,913	68,744	73,053
Restructuring expenses	-	1,502	-	2,360
Gross profit	105,426	87,717	306,552	258,685
Selling, general and administrative expenses	56,074	45,997	165,440	142,444
Restructuring expenses	-	265	120	1,420
Other expense (income), net	10,080	(114)	13,555	4,691
Operating income	39,272	41,569	127,437	110,130
Interest expense:
Cash interest	14,293	23,421	58,198	71,114
Refinancing charges	3,762	-	19,036	-
Amortization of debt issuance costs and original issue discount	615	2,509	5,226	7,536
Income before income tax provision	20,602	15,639	44,977	31,480
Income tax (benefit) provision	(1,843)	3,003	(58,166)	6,057
Net income	$22,445	$12,636	$103,143	$25,423

Net income per common share
Weighted average common shares outstanding—basic	74,879	65,334	68,914	65,249
Net income per common share—basic	$0.29	$0.19	$1.47	$0.39
Weighted average common shares outstanding—diluted	74,879	66,848	68,914	66,723
Net income per common share—diluted	$0.29	$0.19	$1.47	$0.38

Adjusted EBITDA	$78,990	$68,431	$219,022	$191,323
Adjusted net income	34,775	22,186	82,487	51,574
Adjusted net income per common share - diluted	$0.46	$0.33	$1.17	$0.77

AdvancePierre Foods Holdings, Inc.

Condensed Consolidated Balance Sheets (Unaudited)

(In thousands, except per share amounts)

	October 1,	January 2,
	2016	2016
Assets
Current Assets:
Cash and cash equivalents	$115,942	$4,505
Accounts receivable, net of allowances of $55 and $15 at October 1, 2016 and January 2, 2016, respectively	95,409	82,618
Inventories	178,171	183,536
Donated food value of USDA commodity inventory	32,525	31,590
Prepaid expenses and other current assets	11,122	11,201
Total current assets	433,169	313,450
Property, plant and equipment, net	238,638	237,922
Other Assets
Goodwill	299,708	299,708
Other intangibles, net	218,860	242,110
Deferred tax asset	16,718	-
Other	3,444	2,969
Total other assets	538,730	544,787
Total assets	$1,210,537	$1,096,159

Liabilities and Shareholders’ Deficit
Current Liabilities:
Current maturities of long-term debt	$395	$24,721
Trade accounts payable	60,920	43,896
Accrued payroll and payroll taxes	23,315	24,235
Accrued interest	457	20,028
Accrued promotion and marketing	38,784	25,289
Accrued obligations under USDA commodity program	36,337	30,541
Other accrued liabilities	18,622	37,548
Total current liabilities	178,830	206,258
Long-term debt:
Long-term debt, net of current maturities	1,036,014	1,202,065
Related party debt	41,440	31,772
	1,077,454	1,233,837
Liabilities under Tax Receivable Agreement	254,155	-
Deferred tax liability	-	42,750
Other long-term liabilities	29,779	40,541
Total liabilities	1,540,218	1,523,386
Stockholders’ Deficit:
Common stock—$0.01 par value, 500,000 shares authorized; 77,288 and 66,058 issued and outstanding at October 1, 2016 and January 2, 2016, respectively	773	651
Additional paid-in capital	5,876	3,549
Stockholder notes receivable	(898)	(3,884)
Accumulated deficit	(335,432)	(427,543)
Total stockholders’ deficit	(329,681)	(427,227)
Total liabilities and stockholders’ deficit	$1,210,537	$1,096,159

AdvancePierre Foods Holdings, Inc.

Condensed Consolidated Statements of Cash Flows (Unaudited)

(In thousands)

	Nine Months Ended
	October 1,	October 3,
	2016	2015
Cash flows from operating activities
Net income	$103,143	$25,423
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization charges	47,951	46,373
Deferred income tax (benefit ) provision	(59,468)	5,050
Stock-based compensation expense	25,152	8,669
Amortization of debt issuance costs and original issue discount	10,753	7,536
Write-off of original issue discount - prior term loans	(14,230)	-
Prepayment premium on term loans	(2,518)	-
Changes in operating assets and liabilities	6,836	(5,603)
Other	527	1,228
Net cash provided by operating activities	118,146	88,676
Cash flows used in investing activities
Purchases of property, plant and equipment	(26,477)	(29,595)
Net cash used in acquisitions	-	(72,483)
Proceeds from sale of property, plant and equipment	2	35
Net cash used in investing activities	(26,475)	(102,043)
Cash flows from financing activities
Proceeds from issuance of term loans, net of original issue discount	1,293,500	-
Repayments of term loans and capital leases	(1,465,047)	(9,903)
Borrowings on revolving line of credit, net	-	25,809
Repayments of other long-term liabilities	(10,957)	-
Debt issuance costs	(3,699)	-
Proceeds from issuance of shares	216,451	-
Dividends paid	(11,040)	-
Other, net	558	(695)
Net cash provided by financing activities	19,766	15,211
Net increase in cash and cash equivalents	111,437	1,844
Cash and cash equivalents, beginning of period	4,505	97
Cash and cash equivalents, end of period	$115,942	$1,941

AdvancePierre Foods Holdings, Inc.

Segment Data (Unaudited)

(In thousands, except for percent amounts)

	Third Quarter Ended		Nine Months Ended
	October 1,	October 3,	October 1,	October 3,
	2016	2015	2016	2015
Net sales
Foodservice	$222,591	$233,454	$630,082	$671,376
Retail	94,559	87,645	303,239	297,551
Convenience	56,465	50,649	167,637	150,300
Industrial	20,039	35,422	57,878	106,330
	$393,654	$407,170	$1,158,836	$1,225,557

Operating income
Foodservice	$44,957	$38,095	$121,579	$97,988
Retail	10,296	3,058	29,267	21,570
Convenience	9,514	6,720	27,319	21,683
Industrial	970	(181)	1,585	888
Unallocated corporate expenses, net	(26,465)	(6,123)	(52,313)	(31,999)
	$39,272	$41,570	$127,437	$110,130

	Due to Changes in:
	Volume	Mix	Pricing	Total
Change in Net Sales for Third Quarter ended October 1, 2016
Foodservice	-2.2%	-0.9%	-1.6%	-4.7%
Retail	1.6%	8.0%	-1.6%	8.0%
Convenience	12.6%	3.3%	-4.2%	11.7%
Industrial	-40.3%	0.8%	-3.9%	-43.5%
	-2.8%	1.7%	-2.2%	-3.3%

Memo: Core Segments	0.7%	1.8%	-2.0%	0.5%

	Due to Changes in:
	Volume	Mix	Pricing	Total
Change in Net Sales for Nine Months ended October 1, 2016
Foodservice	-1.4%	-2.5%	-2.2%	-6.2%
Retail	3.1%	2.6%	-3.7%	1.9%
Convenience	14.0%	1.9%	-4.4%	11.5%
Industrial	-42.8%	-0.9%	-1.8%	-45.5%
	-2.2%	-0.5%	-2.8%	-5.4%

Memo: Core Segments	1.8%	-0.5%	-2.9%	-1.6%

AdvancePierre Foods Holdings, Inc.

Reconciliation of EBITDA and Adjusted EBITDA to Net Income (Unaudited)

(In thousands)

	Third Quarter Ended		Nine Months Ended
	October 1, 2016	October 3, 2015	October 1, 2016	October 3, 2015

Net income	$22,445	$12,636	$103,143	$25,423
Interest expense	18,670	25,930	82,460	78,650
Income tax (benefit) provision	(1,843)	3,003	(58,166)	6,057
Depreciation and amortization expense	16,173	15,861	47,951	46,373
EBITDA	55,445	57,430	175,388	156,503
Restructuring expenses (a)	-	1,767	120	3,780
Non-cash stock based compensation expense (b)	13,299	1,451	25,152	8,669
Sponsor fees and expenses (c)	9,172	1,638	14,214	11,073
Merger and acquisition expenses and public filing expenses (d)	866	553	4,212	4,964
Other (e)	208	5,592	(64)	6,334
Adjusted EBITDA	$78,990	$68,431	$219,022	$191,323

(a) Costs associated with reorganization and restructuring activities, business acquisitions, integration of acquired businesses and implementation of the APF Way.

(b) Employee stock and option grants, which we expense over the vesting period based on the fair value of the award on the date of grant or any subsequent modification date.

(c) Quarterly management fees and expense reimbursements paid to affiliates of Oaktree and certain of our other existing stockholders. Amounts in 2016 also include a $9.0 million IPO success fee paid to Oaktree.

(d) Expenses related to the acquisitions of Landshire and Better Bakery, and costs associated with other unconsummated transactions during fiscal 2015.

(e) Primarily product recall costs and acquisition inventory step-up effects in fiscal 2015.

AdvancePierre Foods Holdings, Inc.

Reconciliation of Adjusted Net Income to Net income (Unaudited)

(In thousands, except per share amounts)

	Third Quarter Ended		Nine Months Ended
	October 1, 2016	October 3, 2015	October 1, 2016	October 3, 2015

Net income	$22,445	$12,636	$103,143	$25,423
Reversal of deferred tax asset valuation allowance (a)	(1,678)	-	(58,174)	-
Charges related to refinancing and prepayment of credit facilities (b)	3,762	-	19,036	-
Restructuring expenses (c)	-	1,767	120	3,780
Sponsor fees and expenses (d)	9,172	1,638	14,214	11,073
Merger and acquisition expenses and public filing expenses (e)	866	553	4,212	4,964
Other (f)	208	5,592	(64)	6,334
Adjusted net income (g)	$34,775	$22,186	$82,487	$51,574

Adjusted diluted net income per share	$0.46	$0.33	$1.17	$0.77

(a) Reversal of a portion of existing valuation allowances on net operating loss and other deferred tax benefits.

(b) Charges related to refinancing of the Company’s credit facilities in June 2016, and partial prepayment of term loan in July 2016.

(c) Costs associated with reorganization and restructuring activities, business acquisitions, integration of acquired businesses and implementation of the APF Way.

(d) Quarterly management fees and expense reimbursements paid to affiliates of Oaktree and certain of our other existing stockholders.  Amounts in 2016 also include a $9.0 million IPO success fee paid to Oaktree.

(e) Expenses related to the acquisitions of Landshire and Better Bakery, and costs associated with other unconsummated transactions during fiscal 2015.

(f) Primarily product recall costs and acquisition inventory step-up effects in fiscal 2015.

(g) The estimated tax effects of the items marked (b) to (f) above were determined to be de minimus, based on a comparison of the expected tax liability with and without such items.